Exhibit 99.1

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Increases Quarterly Cash Distribution by 6.1% to $0.70 Per Unit; Reports Solid Financial and Operating Results; and Confirms Guidance

TULSA, OKLAHOMA, October 27, 2008 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution for the quarter ended September 30, 2008 (the “2008 Quarter”) of $0.70 per unit (an annualized rate of $2.80 per unit), payable on November 14, 2008 to all unitholders of record as of the close of trading on November 7, 2008. The announced distribution represents a 6.1% increase over the $0.66 per unit cash distribution for the second quarter of this year and a 25.0% increase over the cash distribution of $0.56 per unit for the quarter ended September 30, 2007 (the “2007 Quarter”).

“ARLP again delivered solid performance during the quarter and posted year-to-date records for coal production and sales volumes, coal sales prices and revenues. If you normalize for the non-recurring synfuel benefits realized in 2007, ARLP also reported records for EBITDA and net income, which increased 11.5% and 3.3%, respectively, through the first nine months of 2008,” said Joseph W. Craft III, President and Chief Executive Officer. “Despite recent turmoil in the global economy, we believe the long-term fundamentals for coal remain intact and ARLP’s business strategy continues to focus on growth – as evidenced by our recent commitment to develop the new Tunnel Ridge mine and the hiring this quarter of nearly 20% of the 600 new jobs we expect to add to fully staff the new River View mine. Fortunately, with a strong balance sheet, substantial cash reserves, significant capacity under our existing revolving credit facility and visible cash flow growth from operations, which are supported in large part by long-term coal supply agreements, ARLP is well positioned to execute its strategy. The distribution increase announced today is further evidence that we remain encouraged that ARLP will continue to provide opportunities to increase unitholder returns in the future.”

Consolidated Financial Results

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

For the 2008 Quarter, ARLP reported net income of $29.1 million, or $0.48 of adjusted net income per diluted limited partner unit, compared to net income of $38.7 million, or $0.83 of adjusted net income per diluted limited partner unit, for the 2007 Quarter. EBITDA for the 2008 Quarter was $60.8 million, compared to EBITDA of $63.7 million in the 2007 Quarter. Comparative results for the 2008 Quarter reflect the loss of synfuel-related benefits realized in the

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2007 Quarter of approximately $8.0 million and $8.9 million for net income and EBITDA, respectively. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

Revenues for the 2008 Quarter increased 9.7% to a record $285.8 million, compared to $260.5 million for the 2007 Quarter. Increased revenues in the 2008 Quarter were primarily due to record average coal sales price of $40.79 per ton sold and higher coal sales volumes, which rose 6.0% to 6.6 million tons. Other sales and operating revenues in the 2008 Quarter fell to $4.8 million primarily due to the loss of $6.8 million in synfuel-related other operating revenues realized in the 2007 Quarter.

Operating expenses in the 2008 Quarter increased to $199.3 million, compared to $176.9 million in the 2007 Quarter, primarily as a result of higher coal production volumes, which increased 7.9% to 6.6 million tons. In addition, increased labor expenses, materials and supply costs, maintenance costs, and regulatory and environmental compliance costs contributed to higher operating expenses in the 2008 Quarter.

Financial results for the 2008 Quarter were also impacted by higher outside purchases, which rose $3.3 million to $7.0 million as ARLP increased coal purchases to take advantage of attractive spot and export coal market opportunities. Depreciation, depletion and amortization also increased in the 2008 Quarter to $25.4 million, compared to $21.8 million in the 2007 Quarter, as a result of continuing capital expenditures related to infrastructure improvements, efficiency projects, reserve acquisitions and expansion of production capacity. Interest expense increased $5.1 million in the 2008 Quarter to $8.1 million, primarily as a result of ARLP’s $350 million private placement of debt in June 2008, while interest income in the 2008 Quarter increased $1.8 million to $2.1 million due to investment of the debt proceeds.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

For the nine months ended September 30, 2008 (the “2008 Period”), ARLP reported records for tons produced, tons sold and revenues. Revenues for the 2008 Period rose 8.3% to $845.6 million and coal sales volumes increased 8.2% to 20.2 million tons, as compared to $780.9 million and 18.7 million tons for the nine months ended September 30, 2007 (the “2007 Period”), respectively. Increased coal sales in the 2008 Period more than offset the decline in other sales and operating revenues resulting from the loss of $21.5 million in synfuel-related other operating revenues realized in the 2007 Period.

Net income for the 2008 Period was $109.0 million, or $2.09 of adjusted net income per diluted limited partner unit, compared to net income of $130.5 million, or $2.89 of adjusted net income per diluted limited partner unit, for the 2007 Period. ARLP reported EBITDA for the 2008 Period of $195.0 million, compared to EBITDA of $202.4 million for the 2007 Period. Financial results for the 2008 Period reflect the loss of synfuel-related benefits realized in the 2007 Period of approximately $24.9 million and $27.5 million for net income and EBITDA, respectively. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

Financial results for the 2008 Period, compared to the 2007 Period, were also impacted by increased operating expenses and higher depreciation, depletion and amortization, as discussed above. Increased staffing levels and incentive compensation expenses resulted in higher general and administrative costs, which increased to $28.1 million in the 2008 Period compared to $23.4 million in the 2007 Period.

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Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (3)
	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr
Tons sold (millions)	4.934	4.520	0.810	0.850	0.859	0.860	6.603	6.230
Coal sales price per ton (1)	$35.08	$34.09	$61.52	$57.92	$54.00	$45.46	$40.79	$38.91
Segment Adjusted EBITDA Expense per ton (2)	$25.98	$24.10	$47.96	$47.10	$43.40	$34.89	$31.21	$28.97
Segment Adjusted EBITDA (millions) (2)	$45.1	$51.8	$11.0	$9.2	$10.3	$10.2	$68.0	$70.9

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to GAAP, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Increased Illinois Basin coal sales drove ARLP’s coal sales volumes higher to 6.6 million tons in the 2008 Quarter, compared to 6.2 million tons in the 2007 Quarter. Coal sales volumes in the Illinois Basin increased approximately 9.2% during the 2008 Quarter, compared to the 2007 Quarter, primarily as a result of recent expansions of production capacity at the Elk Creek mine and increased production at the Gibson and Warrior mines. In the Central Appalachian region, reduced productivity due to adverse mining conditions and increased regulatory scrutiny resulted in fewer tons sold during the 2008 Quarter. In the Northern Appalachian region, a reduction in saleable tons produced due to a longwall move and sandstone intrusions encountered during the 2008 Quarter was offset by increased sales of purchased tons in response to attractive opportunities in the spot and export coal markets.

Total average coal sales price per ton for the 2008 Quarter increased 4.8% over the 2007 Quarter to a record $40.79 per ton sold as ARLP continued to benefit from improved contract pricing across all operating regions. In addition, average coal sales prices per ton in the Central Appalachian and Northern Appalachian regions rose due to the previously mentioned sales into the higher priced spot and export markets during the 2008 Quarter.

Total Segment Adjusted EBITDA Expense per ton increased 7.7% during the 2008 Quarter to $31.21 per ton sold, compared to the 2007 Quarter. As previously discussed, all of ARLP’s operating regions experienced increased labor expenses, materials and supply costs (particularly steel, power, fuel and other consumables) and maintenance costs, as well as reduced productivity and higher compliance costs associated with more stringent regulatory enforcement. In addition, increased coal handling costs, water treatment costs and contract mining expenses drove Segment Adjusted EBITDA Expense per ton higher in the Northern Appalachian region. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

“We expect ongoing industry-wide supply shortfalls will keep prices relatively stable through 2009 for physical deliveries of coal in the markets ARLP serves,” said Mr. Craft. “Longer-term, a slowing U.S. and global economy is likely to result in reduced demand growth for coal. At the same time, however, coal supplies are likely to remain constrained as producers experience increased regulatory pressures, permitting challenges, tight labor markets and, in some cases, limited access to capital and equipment. We recognize the current economic environment makes

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it more difficult to predict the future supply and demand for coal. Consequently, ARLP will remain disciplined in the execution of its growth strategy by requiring coal sales commitments from the market prior to committing capital to expand coal production.”

ARLP expects 2008 coal sales in a range between 26.8 to 27.3 million tons, With essentially all of these tons committed to contract pricing, ARLP now anticipates 2008 average coal sales prices in a range of $39.75 to $40.25 per ton sold. In addition, ARLP has also committed and priced approximately 25.7 million tons for delivery in 2009. For coal sales beyond 2009, ARLP has concluded negotiations for sales commitments of approximately 25.6 million tons and 21.0 million tons in 2010 and 2011, respectively, of which approximately 1.6 million tons and 1.5 million tons currently remain open to market pricing in 2010 and 2011, respectively. At this time, based on existing sales commitments and anticipated pricing for its open coal positions, ARLP continues to believe total average price realization per sales ton will increase over estimated 2008 levels by 25.0% to 35.0% and 40.0% to 50.0% in 2009 and 2010, respectively.

Reflecting results to date and current projections, ARLP is also confirming its previous guidance ranges for 2008 revenues of $1.03 to $1.1 billion, excluding transportation revenues, EBITDA of $250.0 to $280.0 million and net income of $130.0 to $160.0 million. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

Capital expenditures in the 2008 Quarter and the 2008 Period totaled $68.4 million and $152.7 million, respectively. Based on results for the 2008 Period and current estimates for the remainder of the year, ARLP is currently anticipating total 2008 capital expenditures in a range of $220.0 to $240.0 million.

A conference call regarding ARLP’s 2008 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 825-3209 and provide pass code 46591233. International callers should dial (617) 213-8061. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com. An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 54389227. International callers should dial (617) 801-6888.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing mining complexes in Kentucky and West Virginia, and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918)295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change; the impact from provisions of The Energy Policy Act of 2005; the impact from provisions of or changes in enforcement activities associated with the Mine Improvement and New Emergency Response Act of 2006 as well as any subsequent federal or state legislation or regulations; replacement of coal reserves; a loss or reduction of the direct or indirect benefits from certain state and federal tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Tons sold	6,603	6,230	20,219	18,687
Tons produced	6,561	6,083	19,893	18,278

SALES AND OPERATING REVENUES:
Coal sales	$269,318	$242,412	$800,043	$723,646
Transportation revenues	11,721	9,138	33,348	28,423
Other sales and operating revenues	4,751	8,976	12,211	28,837

Total revenues	285,790	260,526	845,602	780,906

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	199,321	176,857	583,302	521,814
Transportation expenses	11,721	9,138	33,348	28,423
Outside purchases	6,995	3,737	14,450	17,610
General and administrative	7,184	7,175	28,134	23,370
Depreciation, depletion and amortization	25,403	21,804	74,297	63,022
Gain on sale of coal reserves	—	—	(5,159)	—
Net gain from insurance settlement and other	—	—	(2,790)	(11,491)

Total operating expenses	250,624	218,711	725,582	642,748

INCOME FROM OPERATIONS	35,166	41,815	120,020	138,158
Interest expense	(8,134)	(3,037)	(14,372)	(8,697)
Interest income	2,118	273	2,413	1,376
Other income	231	121	698	1,189

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	29,381	39,172	108,759	132,026
INCOME TAX EXPENSE (BENEFIT)	92	550	(633)	1,794

INCOME BEFORE MINORITY INTEREST	29,289	38,622	109,392	130,232
MINORITY INTEREST (EXPENSE)	(153)	63	(396)	230

NET INCOME	$29,136	$38,685	$108,996	$130,462

GENERAL PARTNERS’ INTEREST IN NET INCOME	$11,512	$8,175	$32,331	$24,112

LIMITED PARTNERS’ INTEREST IN NET INCOME	$17,624	$30,510	$76,665	$106,350

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.48	$0.70	$2.04	$2.30

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.48	$0.70	$2.03	$2.28

DISTRIBUTIONS PAID PER COMMON UNIT	$0.66	$0.56	$1.83	$1.64

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,613,458	36,550,659	36,601,769	36,547,305

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,761,292	36,801,186	36,751,312	36,790,999

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$269,733	$1,118
Trade receivables	103,440	92,667
Other receivables	5,524	3,399
Due from affiliates	168	139
Inventories	31,769	26,100
Advance royalties	4,452	4,452
Prepaid expenses and other assets	1,458	9,099

Total current assets	416,544	136,974

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,061,304	948,210
Less accumulated depreciation, depletion and amortization	(468,621)	(427,572)

Total property, plant and equipment, net	592,683	520,638

OTHER ASSETS:
Advance royalties	21,815	25,974
Other long-term assets	15,871	18,137

Total other assets	37,686	44,111

TOTAL ASSETS	$1,046,913	$701,723

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$70,023	$46,392
Due to affiliates	—	1,343
Accrued taxes other than income taxes	10,189	11,091
Accrued payroll and related expenses	21,005	15,180
Accrued interest	6,866	3,826
Workers’ compensation and pneumoconiosis benefits	8,038	8,124
Current capital lease obligation	358	377
Other current liabilities	9,788	6,754
Current maturities, long-term debt	18,000	18,000

Total current liabilities	144,267	111,087

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	440,000	136,000
Pneumoconiosis benefits	30,884	29,392
Workers’ compensation	46,594	44,150
Asset retirement obligations	55,236	54,903
Due to affiliates	1,319	1,295
Long-term capital lease obligation	873	1,135
Minority interest	903	507
Other liabilities	4,806	6,037

Total long-term liabilities	580,615	273,419

Total liabilities	724,882	384,506

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners—Common Unitholders 36,613,458 and 36,550,659 units outstanding, respectively	618,012	607,777
General Partners’ deficit	(296,090)	(290,669)
Accumulated other comprehensive income	109	109

Total Partners’ capital	322,031	317,217

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,046,913	$701,723

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$192,720	$211,324

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(122,887)	(95,017)
Changes in accounts payable and accrued liabilities	11,339	(9,297)
Proceeds from sale of property, plant and equipment	2,487	5,859
Proceeds from sale of coal reserves	7,159	—
Proceeds from insurance settlement for replacement assets	—	2,511
Proceeds from marketable securities	—	260
Payment for acquisition of coal reserves and other assets	(29,800)	(53,309)
Advances on Gibson rail project	—	(5,912)
Receipts of prior advances on Gibson rail project	1,645	—

Net cash used in investing activities	(130,057)	(154,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	350,000	—
Borrowings under revolving credit facilities	88,850	130,250
Payments under revolving credit facilities	(116,850)	(103,250)
Payments on capital lease obligation	(281)	(244)
Payment on long-term debt	(18,000)	(18,000)
Payment of debt issuance costs	(1,721)	(194)
Cash contributions by General Partners	866	91
Distributions paid to Partners	(96,912)	(82,756)

Net cash provided by (used in) financing activities	205,952	(74,103)

NET CHANGE IN CASH AND CASH EQUIVALENTS	268,615	(17,684)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,118	36,789

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$269,733	$19,105

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2008	2007	2008E Midpoint
Cash flows provided by operating activities	$41,921	$69,952	$192,720	$211,324	$272,000
Non-cash compensation expense	(1,376)	(785)	(2,854)	(2,171)	(4,100)
Asset retirement obligations	(714)	(614)	(2,131)	(1,832)	(2,800)
Coal inventory adjustment to market	(100)	927	(639)	(12)	—
Net gain on sale of property, plant and equipment	774	2,768	773	3,614	—
Gain on sale of coal reserves	—	—	5,159	—	—
Gain from insurance recoveries for property damage	—	—	—	2,357	—
Gain from insurance settlement proceeds received in a prior period	—	—	—	5,088	—
Other	(535)	(46)	(315)	(139)	—
Net effect of working capital changes	14,722	(11,776)	(9,024)	(24,975)	(15,000)
Interest expense, net	6,016	2,764	11,959	7,321	15,100
Income tax expense (benefit)	92	550	(633)	1,794	(200)

EBITDA	60,800	63,740	195,015	202,369	265,000
Depreciation, depletion and amortization	(25,403)	(21,804)	(74,297)	(63,022)	(101,800)
Interest expense, net	(6,016)	(2,764)	(11,959)	(7,321)	(18,000)
Income tax (expense) benefit	(92)	(550)	633	(1,794)	200
Minority interest (expense)	(153)	63	(396)	230	(400)

Net income	$29,136	$38,685	$108,996	$130,462	$145,000

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside purchases.

	Three Months Ended September 30,
	2008	2007
Operating expense	$199,321	$176,857
Outside purchases	6,995	3,737
Other income	(231)	(121)

Segment Adjusted EBITDA Expense	$206,085	$180,473
Divided by tons sold	6,603	6,230

Segment Adjusted EBITDA Expense per ton	$31.21	$28.97

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and minority interest.

	Three Months Ended September 30,
	2008	2007
EBITDA (See reconciliation to GAAP above)	$60,800	$63,740
General and administrative	7,184	7,175

Segment Adjusted EBITDA	$67,984	$70,915

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6. In 2009, the Partnership will adopt the provisions of EITF 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships. We expect the adoption of EITF No. 07-4 will impact our presentation of earnings per unit. We currently present earnings per unit as though all earnings were distributed each quarter. Under the new guidance of EITF No. 07-4, we believe our partnership agreement contractually limits our distributions to available cash and therefore undistributed earnings will no longer be allocated to the IDR holder upon adoption of EITF No. 07-4 effective January 1, 2009.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we also present “adjusted net income per limited partner unit,” as reflected in the table below. “Adjusted net income per limited partner unit,” is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of any special allocations, including incentive distributions, attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions, and

•

the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income per Limited Partner Unit:
Basic	$0.48	$0.70	$2.04	$2.30
Diluted	$0.48	$0.70	$2.03	$2.28
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6:
Basic	$0.00	$0.13	$0.05	$0.61
Diluted	$0.00	$0.13	$0.06	$0.61
Adjusted Net Income per Limited Partner Unit:
Basic	$0.48	$0.83	$2.09	$2.91
Diluted	$0.48	$0.83	$2.09	$2.89

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